Exhibit 23-b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Rockwell Automation, Inc. on Form S-8 for Rockwell Automation 1165(e) Plan of our report dated June 18, 2019, relating to the financial statements and supplemental schedule of the Rockwell Automation 1165(e) Plan as of December 31, 2018 and 2017, and for the years then ended, appearing in the Annual Report on Form 11-K of Rockwell Automation 1165(e) Plan for the year ended December 31, 2018.

/s/ Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin
November 12, 2019